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                                                                    Exhibit 21.1
                       LIST OF BUY.COM INC. SUBSIDIARIES

1. BuyGolf.com, Inc., a Delaware corporation (wholly-owned subsidiary)

2. BUY CORP EUROPE, INC., a California corporation (wholly-owned subsidiary)

3. BUY.COM ENTERTAINMENT INC., a Delaware corporation (wholly-owned subsidiary)

4. COMPUTERSTORE.COM INC., a Wyoming corporation (wholly-owned subsidiary)

5. BuyNow Inc., a Delaware corporation (Buy.com owns 25% of this subsidiary)

6. Buytravel.com LLC, a Delaware limited liability company (Buy.com owns 50% of this LLC)

7. INTERNET COMPUTERSTORE.COM INC., a California corporation (wholly-owned subsidiary of COMPUTERSTORE.COM INC.)